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                                                                   EXHIBIT 23(A)

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Ryder System, Inc.:

We consent to the use of our audit report dated February 4, 1998 on the consolidated financial statements of Ryder System, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of accounting for charitable contributions in 1995.


                                          /s/ KPMG Peat Marwick LLP

Miami, Florida
September 8, 1998